Filed Pursuant to Rule 433
Registration No. 333-277211

HSBC USA Inc. Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Class A Common Stock of Workday, Inc. due August 23, 2029 Term Sheet to Free Writing Prospectus dated August 14, 2026

Summary of Terms
Issuer	HSBC USA Inc. (“HSBC”)
Market Measure	The Class A common stock of Workday, Inc. (Bloomberg ticker symbol “WDAY”) (the “Underlying Stock”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	August 18, 2026
Issue Date*	August 21, 2026
Final Calculation Day*	August 20, 2029
Stated Maturity Date*	August 23, 2029
Contingent Coupon Payments	On each coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the stock closing price of the Underlying Stock on the related calculation day is greater than or equal to the coupon threshold price. Each contingent coupon payment, if any, will be calculated per security as follows: ($1,000 × contingent coupon rate) / 4
Contingent Coupon Rate	At least 19.50% per annum, to be determined on the pricing date
Calculation Days*	Quarterly, on the 18th of each February, May, August and November, commencing November 2026 and ending August 2029; provided that the August 2029 calculation day will be the final calculation day, each subject to postponement
Contingent Coupon Payment Dates	Quarterly, on the third business day following each calculation day, provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Automatic Call	If the stock closing price of the Underlying Stock on any of the calculation days from November 2026 to May 2029 is greater than or equal to the Call Threshold Price, the securities will be automatically called, and you will receive a cash payment per security equal to the face amount plus a final contingent coupon payment on the related call settlement date.
Call Settlement Date*	Three business days after the applicable calculation day.
Maturity Payment Amount (per security)	• If the ending price is greater than or equal to the downside threshold price: $1,000; or
• If the ending price is less than the downside threshold price: $1,000 × performance factor
Performance Factor	The ending price divided by the starting price (expressed as a percentage).
Starting Price	The stock closing price of the Underlying Stock on the pricing date
Ending Price	The stock closing price of the Underlying Stock on the final calculation day
Coupon Threshold Price	50% of the starting price
Call Threshold Price	90% of the starting price
Downside Threshold Price	50% of the starting price
*Subject to change

Summary of Terms (Continued)

Calculation Agent	HSBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Commission and Other Fees	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFA will receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.30% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	40447LAB6 / US40447LAB62
Material Tax Consequences:	See the free writing prospectus.

Hypothetical Payout Profile (Maturity Payment Amount)

If the securities are not automatically called prior to maturity and the ending price is less than the downside threshold price, you will have full downside exposure to the decrease in the price of the Underlying Stock from the starting price and will lose more than 50%, and possibly all, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Underlying Stock, but you will have full downside exposure to the Underlying Stock if the securities are not automatically called and the ending price is less than the downside threshold price.

The estimated initial value of the securities on the pricing date is expected to be between $924.50 and $964.50 per security, which will be less than the original offering price. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Terms of the Securities—Estimated Initial Value” in the accompanying free writing prospectus.

Free writing prospectus:

https://www.sec.gov/Archives/edgar/data/83246/000110465926096687/tm2622022d128_fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page FWP-9 of the accompanying free writing prospectus, and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying free writing prospectus, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the free writing prospectus are inconsistent with those described herein, the terms described in the free writing prospectus will control.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying free writing prospectus and the “Risk Factors” section in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Securities Are Not Automatically Called Prior To Maturity, You May Lose A Significant Portion Or All Of The Face Amount Of Your Securities At Maturity.
•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.
•	You May Be Fully Exposed To The Decline In The Underlying Stock From The Starting Price, But Will Not Participate In Any Positive Performance Of The Underlying Stock, And Your Maximum Possible Return On The Securities Will Be Limited To The Sum Of Any Contingent Coupon Payments.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.
•	A Contingent Coupon Payment Date, A Call Payment Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of HSBC

•	The Securities Are Subject To The Credit Risk Of HSBC USA Inc.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Initial Value Of The Securities, Which Will Be Determined By Us On The Pricing Date, Is Expected To Be Less Than The Original Offering Price And May Differ From The Market Value Of The Securities In The Secondary Market, If Any.
•	The Price Of Your Securities In The Secondary Market, If Any, Immediately After The Pricing Date Is Expected To Be Less Than The Original Offering Price.
•	If HSBC Securities (USA) Inc. Or The Agent Were To Repurchase Your Securities Immediately After The Issue Date, The Price You Receive May Be Higher Than The Estimated Initial Value Of The Securities.
•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlying Stock

•	The Securities Will Be Subject To Single Stock Risk.
•	Any Payments On The Securities Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.
o	Investing In The Securities Is Not The Same As Investing In The Underlying Stock.
o	Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.
o	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.
o	We, The Agent And Our Respective Affiliates Cannot Control Actions By The Underlying Stock Issuer.
o	We, The Agent And Our Respective Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.
o	You Have Limited Anti-dilution Protection.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, an underlying supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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